Exhibit 4(d)

                           COLUMBIA LABORATORIES, INC.
                         1996 LONG-TERM PERFORMANCE PLAN
                           AS AMENDED ON JUNE 14, 2001

                       Section 1. Establishment and Purpose.

      This is the Columbia Laboratories, Inc. 1996 Long-Term Performance Plan (the "Plan"), providing for the grant to certain designated employees of the Company, non-employee directors and certain other persons performing significant services for the Company of stock-based awards. The purpose of this Plan is to encourage Participants (as defined below) to acquire Common Stock or to earn monetary payments based on the value of such Common Stock on a basis mutually advantageous to Participants and the Company and thus provide an incentive for continuation of the efforts of Participants for the success of the Company and for continuity of employment.

                       Section 2. Definitions.

      Whenever used herein, the following terms shall have the respective meanings set forth below:

            (a) Act means the Securities Exchange Act of 1934, as amended from time to time.

            (b) Award means any Stock Option, Stock Appreciation Right or Restricted Stock granted under the Plan.

            (c) Award Agreement means the written agreement evidencing an Award, which shall be executed by the Company and the Participant.

            (d) Award Date means the date as of which an Award is granted, unless another date is specified in the resolution of the Committee granting such Award.

            (e) Base Price means, in the case of an Option or a Stock Appreciation Right, a price fixed by the Committee at which the Option or the Stock Appreciation Right may be exercised, which shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant of such Option or Stock Appreciation Right.

            (f) Board means the Board of Directors of the Company.

            (g) Change of Control means the merger or consolidation of the Company with or into another corporation as the result of which the Company is not the continuing or surviving corporation; the sale or other disposition of all or substantially all of the assets of the Company (including the exchange of



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such assets for the securities of another corporation); the acquisition by another person of 50% or more of the Company's then outstanding shares of voting stock or the recapitalization, reclassification, liquidation or dissolution of the Company; or other transaction involving the Company pursuant to which the Common Stock would be converted into cash, securities or other property.

            (h) Code means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated thereunder.

            (i) Committee means a committee composed of at least two members of the Board who, for as long as Rule 16b-3 under the Act and/or any rules promulgated pursuant to Section 162(m) of the Code, or their equivalent(s), are then in effect and applicable with respect to the Plan, shall be "non-employee directors" and/or "outside directors," as respectively applicable, within the meaning of such rule(s) or their equivalent(s) as then in effect.

            (j) Common Stock means the common stock, $.0l par value per share, of the Company.

            (k) Company means Columbia Laboratories, Inc., a Delaware corporation, and its subsidiaries, if any.

            (I) Disability means a physical and/or mental condition that renders a Participant unable to perform the duties of his position on a full-time basis for a period of one hundred eighty (180) consecutive business days. Disability shall be deemed to exist when certified by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Participant will submit to such examinations and tests as such physician deems necessary to make any such Disability determination.

            (m) Employee means a salaried employee (including officers and directors who are also employees) of the Company.

            (n) Fair Market Value means, when a public market for the Common Stock exists, the average of the high and low reported sales prices of Common Stock on the exchange on which such Common Stock is traded (or such other market as shall constitute the principal trading market for the Common Stock) on the date for which Fair Market Value is being determined (or, if there is no such trading on such date, the last preceding date on which there was such trading). When no public market for the Common Stock of the Company exists, Fair Market Value shall be determined by the Board.


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            (o) Immediate Family means a Participant's children, grandchildren, parents, the spouse of any such person, a trust for the benefit of any such person, or a partnership in which such persons are the only partners.

            (p) Incentive Stock Option are those Options intended to qualify as incentive stock options within the meaning of Section 422 of the Code.

            (q) Nonqualified Stock Option means any Option other than an Incentive Stock Option.

            (r) Option means the right to purchase Stock at the Base Price for a specified period of time. For purposes of the Plan, an Option may be an Incentive Stock Option within the meaning of Section 422 of the Code, a Nonqualified Stock Option, or any other type of option.

            (s) Participant means any Employee, non employee director or other person performing significant services for the Company designated by the Committee to participate in the Plan.

            (t) Period of Restriction means the period during which a grant of shares of Restricted Stock is restricted pursuant to Section 11 of the Plan.

            (u) Reporting Person means a person subject to Section 16 of the Act.

            (v) Restricted Stock means Stock granted pursuant to Section 11 of the Plan, but any shares of such Stock shall cease to be Restricted Stock when the conditions to and limitations on transferability under Section 11 have been satisfied or have expired, respectively.

            (w) Retirement means termination of employment with eligibility for normal, early or disability retirement benefits, if any, in effect at the time of such termination of employment.

            (x) Stock means the authorized and unissued shares of Common Stock or reacquired shares of Common Stock held in the Company's treasury.

            (y) Stock Appreciation Right or SAR means the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of Common Stock at the date of exercise over the Base Price. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the Base Price shall be the Option exercise price.

            (z) Taxable Event means an event requiring United States Federal, state or local tax to be withheld with respect to an Award hereunder, including but not limited to, the exercise of Nonqualified Stock Options or SARs, the


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ending of a Period of Restriction with respect to Restricted Stock, or the making by a Participant of an election under Section 83(b) of the Code.

            (aa) Vested or Vesting means, with respect to Options and SARs, that the Options or SARs shall be exercisable; and with respect to Restricted Stock, that the Period of Restriction has ended.

            (ab) Window Period means the third through the twelfth business day following the release for publication of the Company's quarterly or annual earnings reports.


                     Section 3. Administration.

      Except as otherwise provided herein, the Plan will be administered by the Committee. Except as otherwise provided herein, the Committee is authorized in its sole discretion to determine the individuals to whom Awards will be granted, the type and amount of such Awards and the terms (including expiration dates) of grants; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to provide for conditions and assurance deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan to the extent not contrary to the express provisions of the Plan. The determinations of the Committee shall be made in accordance with the judgment of its members as to the best interests of the Company and its stockholders and in accordance with the purpose of the Plan. A majority of members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, by a writing signed by a majority of the Committee members. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. The Board of Directors shall be authorized in its sole discretion to act in place of the Committee with respect to grants to Participants who are members of the Committee. The Board of Directors shall be authorized to exercise all rights of the Committee under this Plan with respect to such grants.

                       Section 4. Shares Reserved; Calculation of Share
                                  Availability.

            (a) There is hereby reserved for issuance under the Plan an aggregate of 6,000,000 shares of Stock, which may be authorized but unissued or treasury shares.

            (b) Calculation of the number of shares remaining available for issuance under the Plan shall be by those methods permissible under the


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Securities and Exchange Commission's interpretations which result in the greatest number of shares remaining available for issuance, including any permissible methods less restrictive than those set forth in the remainder of this paragraph 4(b). Shares underlying expired, canceled or forfeited Awards (except Restricted Stock) may be restored to the Plan maximum. When SARs are exercised for cash, the number of shares covered by such SARs may be restored to the Plan maximum. When the exercise price of Options is paid by delivery or withholding of shares of Common Stock, the number of shares so delivered may be restored to the Plan maximum to be available solely for the grants to non-Reporting Persons. Restricted Stock issued pursuant to the Plan will be counted against the Plan maximum while outstanding even while subject to restrictions. Shares of Restricted Stock shall not be restored to the Plan maximum if such Restricted Stock is forfeited.

                       Section 5. Participants.

      Participants will consist of such employees and non-employee directors of the Company and certain other persons performing significant services for the Company, as designated by the Committee in its sole discretion. Designation as a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or to receive the same type or amount of Award (or on the same terms) as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards. Notwithstanding the foregoing, Performance-Based Awards (as defined in Section 20) shall be granted only to key employees selected by the Committee in its sole discretion.

                       Section 6. Types of Awards; Limitation on Grants.

            (a) The following Awards may be granted under the Plan: (1) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights or (iv) Restricted Stock, which may or may not qualify as Performance Based Awards, or any combination thereof, all as described below. Except as specifically limited herein, the Committee shall have complete discretion in determining the type and number of Awards to be granted to any Participant, and the terms and conditions which attach to each Award, which terms and conditions need not be uniform as between different Participants. Not with standing the foregoing, only Employees of the Company shall be eligible to receive grants of Incentive Stock Options. All Awards shall be in writing.

            (b) During the ten-year term of the Plan (as defined in Section 17 below), no Participant shall be granted (i) Options and SARs with respect to more than 1,000,000 shares of Stock and (ii) more than 500,000 shares of


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Restricted Stock (in each case, subject to adjustment pursuant to Section 12).

                       Section 7. Award Date and Award Agreement.

      All Awards granted under the Plan shall be granted as of an Award Date. Promptly after each Award Date, the Company shall notify the Participant of the grant-of the Award, and shall hand deliver or mail to the Participant an Award Agreement, duly executed by and on behalf of the Company, with the request that the Participant execute and return the Agreement within 30 days after the date of mailing or delivery by the Company of the Agreement to the Participant The Award Agreement shall set forth the terms of the Award, including without limitation (to the extent applicable to the particular Award), the amount and type of Award, exercise period, term, restrictions, Vesting schedule and conditions, transferability, and procedures to be followed to exercise the Award. If the Participant shall fail to execute and return the written Award Agreement within said 30-day period, his or her Award may be terminated at the discretion of the Committee, except that if the Participant dies within said 30-day period such Award Agreement shall be effective notwithstanding the fact that it has not been signed prior to death.

                       Section 8. Incentive Stock Options.

      Incentive Stock Options shall consist of Options to purchase shares of Stock at purchase prices not less that 100% of the Fair Market Value of the shares on the Award Date. Said purchase price may be paid by check or, in the discretion of the Committee determined as of an Award Date, by the delivery of shares of Common Stock then owned by the Participant or receivable upon exercise of the Incentive Stock Option. The applicable Award Agreement shall set forth the Vesting schedule, exercise terms and expiration date of the Incentive Stock Option, provided that no Incentive Stock Options shall be exercisable earlier than one year after the date they are granted, and no Incentive Stock Option shall be exercisable after the tenth anniversary of the Award Date. The aggregate Fair Market Value, determined as of the date an Incentive Stock Option is granted, of the Common Stock for which any Participant may be awarded Incentive Stock Options which are first exercisable by the Participant during any calendar year under the Plan or any other stock option plan maintained by the Company shall not exceed $100,000. Notwithstanding any contrary provisions of the Plan, no Incentive Stock Option shall be granted to any Participant who, at the time such Incentive Stock Option is granted, owns (directly, or within the meaning of section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company, unless (a) the exercise price under such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted and (b) such Incentive Stock Option is not exercisable after the expiration of five years from the date granted. The Participant shall notify


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the Company in writing, within 30 days, of any disposition (whether by sale, exchange, gift or otherwise) of shares of Common Stock acquired by the Participant pursuant to the exercise of an Incentive Stock Option, within two years from the date of the granting of such Option or within one year of the transfer of such shares to the Participant.

                     Section 9. Nonqualified Stock Options.

      Nonqualified Stock Options shall consist of Options to purchase shares of Stock at purchase prices not less than 100% of the Fair Market Value of the shares on the date the Options are granted. Said purchase price may be paid by check or, at the discretion of the Committee determined as of an Award Date, by the delivery of shares of Common Stock then owned by the Participant or receivable upon exercise of the Nonqualified Stock Option. The terms of the applicable Award Agreement shall set forth the Vesting schedule, exercise terms and expiration date of the Nonqualified Stock Option, provided that no Nonqualified Stock Options shall be exercisable earlier than one year after the date they are granted, and no Nonqualified Stock Option shall be exercisable after the tenth anniversary of the Award Date.

                       Section 10. Stock Appreciation Rights.

      Stock Appreciation Rights may be granted which, at the discretion of the Committee, may be exercised (1) in lieu of exercise of an Option, (2) in conjunction with the exercise of an Option, (3) upon lapse of an Option, (4) independent of an Option, or (5) each of the above in connection with a previously awarded Option under the Plan. If the Option referred to in (1), (2), or (3) above qualified as an Incentive Stock Option pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Act. SARs granted to Reporting Persons shall be exercisable not earlier than one year after the date they are granted. At the discretion of the Committee, payment for SARs may be made in cash or Common Stock, or in a combination thereof, provided, however, that payment may be made in cash for SARs exercised by Reporting Persons only upon the condition that such exercise is made during a Window Period. The following will apply upon exercise of a SAR:

            (a) Exercise of SARs in Lieu of Exercise of Options. SARs exercisable in lieu of Options may be exercised for all or part of the shares of Stock subject to the related Option upon the exercise of the right to exercise


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an equivalent number of Options. A SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable.

            (b) Exercise of SARs in Conjunction with Exercise of Options. SARs exercisable in conjunction with the exercise of Options shall be deemed to be exercised upon the exercise of the related Options.

            (c) Exercise of SARs Upon Lapse of Options. SARs exercisable upon lapse of Options shall be deemed to have been exercised upon the lapse of the related Options as to the number of shares of Stock subject to the Options.

            (d) Exercise of SARs independent of Options. SARs exercisable independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

                       Section 11. Restricted Stock.

      Restricted Stock shall consist of Stock issued or transferred under the Plan (other than upon exercise of Stock Options or SARs) at any purchase price less than the Fair Market Value thereof on the date of issuance or transfer, or as a bonus. The terms and conditions of the Vesting of such Restricted Stock shall be set forth in the applicable Award Agreement. As determined by the Committee, Restricted Stock granted under the Plan may be granted in such a manner as to constitute a Performance Based Award. In the case of any Restricted
Stock:

            (a) The purchase price, if any, and the conditions to Vesting will be determined by the Committee.

            (b) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof, provided, however, that Restricted Stock granted to a Reporting Person shall, In addition to any other restrictions thereon, not be sold or disposed of for one year following the date of grant; (ii) rights of the Company to reacquire such Restricted Stock from a Participant at the purchase price, if any, originally paid therefore upon termination of the Participant's service with the Company within specified periods; (iii) representation by the Participant that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Committee deems appropriate.

            (c) The Participant shall be entitled to all dividends paid with respect to Restricted Stock during the Period of Restriction and shall not be required to return any such dividends to the Company in the event of the forfeiture of the Restricted Stock.


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            (d) The Participant shall be entitled to vote the Restricted Stock during the Period of Restriction.

            (e) The Committee shall determine whether Restricted Stock is to be delivered to the Participant with an appropriate legend imprinted on the certificate of if the shares are to be deposited in escrow pending removal of the restrictions.

                      Section 12. Termination of Employment

            a) Termination of Participant's Services Other Than for Cause. In the event of any termination of a Participant's services with the Company other than the death or Disability of the Participant, or if the Participant's services are terminated by the Company or any Subsidiary without Cause, or by the Participant for any reason.

                  1) all unexercisable Stock Options held by the Participant on the date of death or termination of services, as the case may be, shall be immediately forfeited by the Participant; and

                  2) all exercisable Stock Options held by the Participant on the date of termination of services, shall remain exercisable until the earlier of(i) the end of the 90-day period following the Participant's termination of services, or (ii) the date of the Stock Option expires.

            b) Termination of Participant's Services by the Company or any Subsidiary for Cause. In the event the Participant's services are terminated by the Company or any Subsidiary for Cause all exercisable and unexercisable Stock Options held by the Participant, and all exercised Stock Options as to which Common Stock has not yet been delivered, at the time of termination of services shall be immediately forfeited by the Participant.

            c) Committee Discretion. Notwithstanding anything herein to the contrary but subject to the provisions contained in Section 9(d) below, in the event of a termination of a Participant's services for any reason, the Committee may, in its sole discretion, provide that:

                  1) any or all unexercisable Stock Options held by the Participant on the date of termination of services to become exercisable and to remain exercisable until a date that occurs on or prior to the date the Stock Option expires; and/or

                  2) any or all exercisable Stock Options held by the Participant on the date of termination of services to remain exercisable until a


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date that occurs on or prior to the date the Stock Option expires.

                       Section 13. Adjustment Provisions.

            (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan, the maximum number of shares available to a particular Participant (whether as Performance-Based Awards or otherwise), and the number of shares covered by each outstanding Award, shall be adjusted so that the aggregate consideration payable to the Company, if any, and the value of each such Award shall not be changed, provided, however, that (a) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code (or any successor provision) and (b) in no event shall any adjustment be made that would render any Incentive Stock Option granted hereunder other than an incentive stock option" as defined in Section 422 of the Code. Awards may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants or similar occurrence.

            (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Committee may authorize the equitable adjustment of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.


                       Section 14. Change of Control.

      Notwithstanding any other provision of this Plan, upon a Change of Control, outstanding Awards shall become immediately and fully exercisable or payable according to the following terms:

            (a) Any outstanding and unexercised Options shall become immediately and fully exercisable, and shall remain exercisable until it would otherwise expire by reason of lapse of time.

            (b) The Committee, in its discretion, may determine that, upon the occurrence of a Change of Control of the Company, each Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder, and such holder shall receive, with respect to each share of Common Stock subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change


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in Control over the Base Price per share of such Option or Stock Appreciation
Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The provisions contained in the preceding sentence shall be inapplicable to an Option or Stock Appreciation Right granted within six months before the occurrence of a Change in Control if the holder of such option or Stock Appreciation Right is a Reporting Person.

            (c) Any outstanding and unexercised Stock Appreciation Rights (other than such rights which arise pursuant to Section 13(d) hereof) shall become immediately and fully exercisable.

            (d) Any Restricted Stock granted pursuant to Section II (and not forfeited prior to the Change in Control) shall become immediately and fully Vested, and the Committee shall have sole discretion to waive any automatic forfeitures provided with respect to such Restricted Stock arising from the Change in Control. Any shares held in escrow shall be delivered to the Participant, and the share certificates shall not contain the legend referred to in Section 11(e) hereof.

                       Section 15. Transferability.

      Except as otherwise expressly provided in the applicable Award Agreement, each Award granted under the Plan to a Participant shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. In the event of the death of a Participant, exercise or payment shall be made only:

            (a) By or to the persons named as beneficiaries pursuant to Section 18(a) hereof, or, if none, by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant's rights under the Award shall pass by will or the laws of descent and distribution; and

            (b) To the extent that the deceased Participant was entitled thereto at the date of his death.

                       Section 16. Taxes.

      The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares of Stock deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Company may defer making payment or delivery as to any Award if any such tax is payable until indemnified to its


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satisfaction. The person entitled to any such delivery, whether due to exercise of an Option or SAR, or lapse of restrictions on Restricted Stock, or any other taxable event may, by notice to the Company at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable (a "Stock Withholding Election"), or by delivery of shares of Stock already owned by the Participant, with the amount of shares subject to such reduction or delivery to be calculated based on the Fair Market Value on the date of such taxable event.

                       Section 17. No Right to Employment.

      A Participant's right, if any, to continue to serve the Company as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan.

                       Section 18. Duration, Amendment and Termination.

      No Award shall be granted after March 8, 2010; provided, however, that, subject to applicable law, the terms and conditions applicable to any Award granted within such period may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other person as may then have an interest therein. Also, by mutual agreement between the Company and a Participant hereunder, Stock Options or other Awards maybe granted to such Participant in substitution and exchange for, and in cancellation of, any Awards previously granted such Participant under this Plan. To the extent that any Stock Option or other Awards that may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Committee, and to the extent that any such Stock Options or other Awards would so qualify within the terms of the Plan, the Committee shall have full and complete authority to grant Stock Options or other Awards that so qualify (including the authority to grant, simultaneously or otherwise Stock Options or other Awards which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such Stock Option or other Award under the Plan. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this Section 18 shall reduce the amount of any existing Award or change the terms and condition thereof without the Participant's consent. No amendment of the Plan shall, without approval of the stockholders of the Company, (a) increase the total number of shares which may be issued under the Plan, the amount or type of Awards that may be granted under the Plan or the individual limit set forth in Section 6(b) hereof; (b) reduce the minimum purchase price, if any, of shares of Stock which may be made subject to Awards


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under the Plan; or (c) modify the requirements as to eligibility for Awards under the Plan.

                       Section 19. Miscellaneous Provisions.

            (a) In connection with an Award, a Participant may name one or more beneficiaries to receive the Participant's benefits, to the extent permissible pursuant to the various provisions of the Plan, in the event of the death of the Participant.

            (b) All obligations of the Company under the Plan with respect to Awards issued hereunder shall be binding on any successor to the Company.



                       Section 20. Stockholder Approval.

      The Plan has an effective amendment date of June 14, 2001, subject to approval by the stockholders of the Company at the Annual Meeting of Stockholders in 2001.

                       Section 21. Performance-Based Awards.

      Restricted Stock granted under the Plan may be granted in a manner such that the Restricted Stock constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. As determined by the Committee, either the granting or vesting of such Restricted Stock (the "Performance-Based Awards") are to be based upon one or more of the following factors: net sales, pretax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, division, group or corporate financial goals, return on stockholders' equity, return on assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, dividends and amortization, economic value-added models and comparisons with various stock market indices. With respect to Performance-Based Awards, (i) the Committee shall establish in writing the objective performance-based goals applicable to a given fiscal period and the specific employees or class of employees granted such Performance Based Awards no later than 90 days after the commencement of such fiscal period (but in no event after 25% of such period has elapsed) and (ii) no Awards shall be payable to any Participant for a given fiscal period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to Restricted Stock intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of


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compensation payable thereunder (as determined in accordance with Section 162(m)
of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate the number of shares of Common Stock granted or the number of shares of Common Stock vested upon the attainment of such performance goal.

                       Section 22. Governing Law.

      The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the choice-of-law principles thereof.
















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